Filed pursuant to Rule 433
Registration Statement No. 333-131266
March 1, 2006
Relating to Pricing Supplement No. 33
dated March 1, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
 Senior Fixed Rate Notes

Pricing Sheet – March 1, 2006
 20% Reverse Exchangeable Securities Due March 9, 2007
 Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of
Common Stock of AT&T Inc. (the “Security”)

Issue Price
(Initial Share Price):	$28.00 per Security (Par)

Aggregate Principal
Amount:	$31,500,000

Interest Rate:	20% per annum

Interest Payment Dates:	The 9th day of each month, beginning April 9, 2006

Pricing Date:	March 1, 2006

Settlement Date:	March 8, 2006

Exchange Ratio:	0.84531 shares of AT&T Stock per Security

Exchange Price:	$33.124 per Security

Exchange Factor:	1.0, subject to adjustment for certain ordinary dividends, extraordinary dividends and corporate events relating to AT&T Inc.

Valuation Date:	March 7, 2007

Maturity Price:	The closing price of AT&T Stock on the Valuation Date times the
Exchange Factor

Maturity Payoff:	At maturity, if the Maturity Price exceeds the Exchange Price, holders will receive Par per Security. Otherwise, holders will receive a number of shares equal to the product of the Exchange Ratio and the Exchange Factor per Security.

Underwriter:	Morgan Stanley

CUSIP:	61747Y212

But for the foregoing pricing terms, the Securities are similar in all material respects to the 20% Reverse Exchangeable Securities Due December 22, 2006, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of Exxon Mobil Corporation, as described in Pricing Supplement No. 21 to Registration Statement No. 333-129243 dated December 13, 2005.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by called toll-free 1-866-718-1649.

Prospectus Supplement, dated January 25, 2006 Prospectus, dated January 25, 2006